Exhibit 10.6
AMENDMENT TO EMPLOYMENT AGREEMENT
THIS AMENDMENT TO EMPLOYMENT AGREEMENT dated as of December 12, 2007 (this “Amendment”) is made by and between Osteologix, Inc., a Delaware corporation (the “Company”), and Mr. Philip J. Young (the “Executive”).
RECITALS
A. The Company and the Executive previously entered into an Employment Agreement dated as of April 3, 2007 (the “Agreement”).
B. The parties each desire to amend the Agreement as set forth herein.
In consideration of the mutual promises, terms, provisions and conditions set forth in this Amendment, the parties hereby agree as follows:
AMENDMENT
1. New sentences are hereby added to the end of Section 5 as follows:
“(h) Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of the Executive’s termination, then any amount of cash severance payable under Sections 5 or 6 which is triggered by a termination of employment under any circumstances and that otherwise would have been payable within the first six (6) months following the Executive’s “separation from service” (as defined under Section 409A) will become payable in lump sum on the earlier of (a) the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Executive’s separation from service, or (b) within 10 business days of the Executive’s death occurring after the separation from service date. For these purposes, each severance payment is hereby designated as a separate payment and will not collectively be treated as a single payment. All remaining cash severance benefits, if any, will be payable in accordance with the payment schedule applicable to each such payment or benefit pursuant to the terms of Section 5. The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A. Notwithstanding the parties’ intent and commitment to work together to effect amendments of this Agreement to ensure its compliance with the requirements of Code Section 409A, should it be determined that any payment or benefit provided hereunder is subject to Code Section 409A(a)(1), Executive shall be responsible for any resulting additional tax or penalties legally applied to him thereunder. Notwithstanding anything to the contrary contained in either the preceding sentence or in Section 20, to the extent that any amendment to this Agreement with respect to the payment of any payment or benefit would constitute under Code Section 409A a delay in a payment, a change in the form of payment or an acceleration of a payment, then such amendment must be done in a manner that complies with either Code Section 409A(a)(4)(C) or Treas. Reg. §1.409A-3(j), as applicable.”
2. Section 20 of the Agreement is hereby amended and restated in its entirety as follows:
“Amendment. Subject to Section 5 above, this Agreement may be amended or modified only by a written instrument signed by the Executive and an expressly authorized representative of the Company.”
3. Except as expressly set forth herein, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Executive and the Company, by its duly authorized representative, as of the date first above written.

Executive:	OSTEOLOGIX INC.

/s/ Philip J. Young	By:	/s/ Matthew M. Loar

Philip J. Young		Name: Matthew M. Loar
Title: Chief Financial Officer